Exhibit 99


CNF                                                         NEWS RELEASE
3240 HILLVIEW AVENUE
PALO ALTO, CA 94304-1297
(650) 494-2900



                                                                Contacts:

                                           Investors - Patrick Fossenier
                                                          (650) 813-5353

                                                  Press -- Nancy Colvert
                                                          (650) 813-5336


           CNF INC.  REPORTS IMPROVED FOURTH-QUARTER RESULTS


PALO ALTO, Calif. - Jan. 26, 2004 -- CNF Inc. (NYSE:CNF) today reported fourth-quarter net income for common shareholders of $26.8 million or 49 cents per diluted share, including an 8 cents per diluted share charge for restructuring the domestic operations of Menlo Worldwide Forwarding.
     This represents an increase of 22 percent in net income from the fourth quarter of 2002 when CNF reported net income for common shareholders of $22.0 million, or 41 cents per diluted share. That prior-year period included a net loss of 4 cents per diluted share from discontinued operations and, in continuing operations, a 6 cent per diluted share net gain from settlement of the company's former Express Mail contract.
     Operating income for the fourth quarter of 2003 was $56.0 million, including the $7.8 million Menlo Worldwide Forwarding restructuring charge, compared with $54.0 million in the fourth quarter of 2002, which included a $5.7 million net gain from settlement of the company's former Express Mail contract. Revenue for the fourth quarter of 2003 was $1.35 billion compared with $1.28 billion in the prior year period.
     CNF's effective tax rate for the fourth quarter of 2003 was 40 percent.
     For the full year 2003, CNF reported net income for common shareholders of $83.8 million, or $1.57 per diluted share, including 12 cents per share of net charges from special items. This compares with net income for common shareholders for the full year 2002 of $93.6 million, $1.74 per diluted share, which included a net loss of 22 cents per diluted share from discontinued operations. In continuing operations, it also included a tax benefit of 44 cents per diluted share and a net gain of 27 cents per diluted share from special items.
     Operating income for the full year 2003 was $191.4 million, up 5 percent, and included $7.1 million in net charges from special items. This compares with $181.8 million in operating income for the full year 2002, which included $24.9 million in net gains from special items. Revenue for the full year 2003 was $5.1 billion, up 7 percent from $4.8 billion in 2002.

     "CNF's results in the fourth quarter were improved from 2002, driven by a recovering economy and continued tight cost controls," said CNF President and Chief Executive Officer Gregory L. Quesnel. "Con-Way reported a strong quarter. Menlo Worldwide Forwarding continued its rapid international growth. While its domestic unit still reported significant and unacceptable losses for the quarter and the year, our restructuring actions to streamline operations will continue to reduce costs and should over time bring Forwarding's North American infrastructure into line with its revenue levels. These actions will continue in 2004.
     "Menlo Worldwide Logistics and Vector SCM each made significant contributions to earnings for the quarter and the year," Quesnel said.
     CNF ended the year with a strong balance sheet including $321.5 million in cash.

Con-Way Transportation Services
-------------------------------
For the fourth quarter of 2003, Con-Way Transportation Services reported:
   - operating income of $58 million, up 58 percent from $36.7 million in the year-ago period
   - revenue of $577.5 million, up 10 percent from $525.1 million in last year's fourth quarter
   - Regional carrier operating income was $59.7 million compared with $39.9 million a year ago.
   - regional carrier weight per day rose 9.4 percent from the prior year.

Menlo Worldwide
---------------
For the fourth quarter of 2003, Menlo Worldwide reported:
   - an operating loss of $2.6 million, which included the $7.8 million restructuring charge for Menlo Worldwide Forwarding, compared with operating income of $18.2 million in the fourth quarter of 2002, which included the $5.7 million net gain from settlement of the Express Mail contract.
   - revenue of $777.2 million compared with $753.3 million in the prior year's fourth quarter.

For the fourth quarter, Menlo Worldwide Forwarding reported:
   - an operating loss of $14.0 million, which included the $7.8 million restructuring charge. This compares with operating income of $4.6 million in the fourth quarter of 2002, which included the $5.7 million pre-tax gain from the Express Mail contract settlement.
   - revenue of $524.4 million, up 5 percent from $497.4 million in the fourth quarter of 2002
   - international revenue per day grew 12 percent compared with the prior-year period on a weight-per-day increase of 20.4 percent.
   - North American revenue per day fell by 6.8 percent on a 3.4 percent increase in weight per day and a 9.9 percent decline in yield that was due primarily to a product mix change to more second-day and deferred freight.

For the fourth quarter of 2003, Menlo Worldwide Logistics reported:
   - operating income of $6.1 million compared to $8.6 million a year ago
   - revenue of $252.8 million compared to $255.9 million in the prior-year period.

For the fourth quarter of 2003, activities at Menlo Worldwide Other, which consists of the results of Vector SCM, reported operating income of $5.4 million, up 9 percent from $4.9 million in the fourth quarter of 2002.

Other
-----
CNF's "Other" operations reported operating income of $565,000 in the fourth quarter.

First-Quarter Outlook
---------------------
First-quarter diluted earnings per share are expected to be between 29 cents and 37 cents compared to first-quarter 2003 diluted earnings per share of 30 cents, which included an 8 cent benefit. CNF's tax rate is expected to be 39 percent.

Conference Call
---------------
CNF will host a conference call for shareholders and the investment community to discuss fourth-quarter results at 12:00 p.m. Eastern time (9:00 a.m. Pacific) tomorrow. The call can be accessed by dialing
(888) 428-4480 or (651) 291-5254 (for international callers only) and is expected to last approximately one hour. Callers are requested to dial in at least five minutes before the start of the call. The call will also be available through a live web cast at the investor relations section of the CNF web site at www.cnf.com and at www.streetevents.com. An audio replay will be available for one week following the call at (800) 475-6701, access code 712336. The replay will also be available for one week on demand at the web sites providing access to the live call.
     Investors may obtain additional operating data from CNF's Consolidated Financial Summaries, which will be posted on the investor relations section of the CNF web site at www.cnf.com later today.

     CNF Inc. is a $5.1 billion management company of global supply chain services with businesses in regional trucking, air freight, ocean freight, customs brokerage, global logistics management and trailer manufacturing.

Forward-Looking Statements
--------------------------
Certain statements in this press release constitute "forward-looking statements" and are subject to a number of risks and uncertainties and should not be relied upon as predictions of future events. All statements other than statements of historical fact are forward-looking statements, including any projections and objectives of management for future operations, any statements regarding contributions to pension plans, any statements as to the adequacy of reserves, any statements regarding the possible outcome of claims brought against CNF, any statements regarding future economic conditions or performance, any statements of estimates or belief and any statements or assumptions underlying the foregoing. Specific factors that could cause actual results and other matters to differ materially from those discussed in such forward-looking statements include: changes in general business and economic conditions, the creditworthiness of CNF's customers and their ability to pay for services rendered, increasing competition and pricing pressure, changes in fuel prices, the effects of the cessation of the air carrier operations of Emery Worldwide Airlines, the possibility of additional unusual charges and other costs and expenses related to Menlo Worldwide's forwarding operations, the possibility that CNF may, from time to time, be required to record impairment charges for goodwill and other long-lived assets, the possibility of defaults under CNF's $385 million credit agreement and other debt instruments (including defaults resulting from additional unusual charges), and the possibility that CNF may be required to pledge collateral to secure some of its indebtedness or to repay other indebtedness in the event that the ratings assigned to its long-term senior debt by credit rating agencies are reduced, labor matters, enforcement of and changes in governmental regulations, environmental and tax matters, the February 2000 crash of an EWA aircraft and related litigation, and matters relating to CNF's 1996 spin-off of Consolidated Freightways Corporation (CFC), including the possibility that CFC's multi-employer pension plans may assert claims against CNF, and matters relating to CNF's defined benefit pension plans. The factors included herein and in Item 7 of CNF's 2002 Annual Report on Form 10-K as well as other filings with the Securities and Exchange Commission could cause actual results and other matters to differ materially from those in such forward-looking statements. As a result, no assurance can be given as to future financial condition, cash flows, or results of operations.

                                CNF INC.
                   STATEMENTS OF CONSOLIDATED INCOME
            (Dollars in thousands except per share amounts)

                                Three Months Ended     Twelve Months Ended
                                   December 31,            December 31,
                             ----------- -----------  ----------- -----------
                                 2003        2002        2003        2002
                             ----------- -----------  ----------- -----------
REVENUES                     $1,354,814  $1,278,625   $5,104,332  $4,762,119

Costs and Expenses
  Operating expenses          1,136,486   1,075,529    4,283,489   3,979,137
  Selling, general and
   administrative
   expenses                     129,873     115,974      496,784     461,807
  Depreciation                   32,444      33,100      132,622     139,355
                             ----------- -----------  ----------- -----------
                              1,298,803   1,224,603    4,912,895   4,580,299
                             ----------- -----------  ----------- -----------
OPERATING INCOME                 56,011      54,022      191,437     181,820

Other expense, net               (7,668)    (10,727)     (35,421)    (35,576)
                             ----------- -----------  ----------- -----------
Income before Taxes              48,343      43,295      156,016     146,244
Income Tax Provision             19,464      16,885       63,992[c]   32,035[d]
                             ----------- -----------  ----------- -----------
Income from Continuing
  Operations                     28,879      26,410       92,024     114,209

Loss from Discontinuance,
  net of tax                         -       (2,259)[b]       -      (12,398)
                             ----------- -----------  ----------- -----------
Net Income                       28,879      24,151       92,024     101,811

  Preferred Stock Dividends       2,114       2,200        8,239       8,250
                             ----------- -----------  ----------- -----------
NET INCOME AVAILABLE TO
  COMMON SHAREHOLDERS           $26,765     $21,951      $83,785     $93,561
                             =========== ===========  =========== ===========

Weighted-Average Common
  Shares Outstanding
    Basic                    49,709,146  49,327,589   49,537,945  49,139,134
    Diluted [a]              57,109,665  56,741,862   56,725,667  56,655,570

Earnings per Common Share
    Basic
      Net income from
        continuing
        operations                $0.54       $0.49        $1.69       $2.16
      Loss from
        discontinuance,
        net of tax                   -        (0.04)          -        (0.26)
                             ----------- -----------  ----------- -----------
    Net Income Available
      to Common Shareholders      $0.54       $0.45        $1.69       $1.90
                             =========== ===========  =========== ===========
    Diluted [a]
      Net income from
        continuing
        operations                $0.49       $0.45        $1.57       $1.96
    Loss from
        discontinuance,
        net of tax                   -        (0.04)          -        (0.22)
                             ----------- -----------  ----------- -----------
    Net Income Available
      to Common Shareholders      $0.49       $0.41        $1.57       $1.74
                             =========== ===========  =========== ===========

[a] Includes the dilutive effect of stock options, Series B (TASP) preferred stock, and Series A "TECONs" convertible preferred stock of subsidiary trust.
[b] Includes a $2.9 million net-of-tax gain on final Priority Mail settlement and a $13.0 million net-of-tax loss related to the business failure of CFC. Includes a $2.9 million net-of-tax third-quarter gain on final Priority Mail settlement and third-quarter and fourth-quarter net-of-tax losses of $13.0 million and $2.3 million, respectively, related to the business failure of CFC.
[c] Excludes tax impact on a third-quarter non-deductible loss for the resolution of a hazardous materials violation case with the U.S. government.
[d] Includes tax provision of $57.0 million for the twelve months ended
    December 31, 2002, partially offset by a $25.0 million third-quarter reversal of accrued taxes related to the settlement with the IRS of aircraft maintenance issues.


                           OPERATING SEGMENTS

REVENUES
  Con-Way Transportation
    Services                   $577,472    $525,089   $2,212,597  $2,011,477
  Menlo Worldwide
    Forwarding                  524,405     497,367    1,881,496   1,778,712
    Logistics                   252,775     255,947    1,009,952     969,089
                             ----------- -----------  ----------- -----------
                                777,180     753,314    2,891,448   2,747,801
                             ----------- -----------  ----------- -----------
  CNF Other                         162         222          287       2,841
                             ----------- -----------  ----------- -----------
                             $1,354,814  $1,278,625   $5,104,332  $4,762,119
                             =========== ===========  =========== ===========

OPERATING INCOME (LOSS)
  Con-Way Transportation
    Services                    $58,011     $36,700     $195,343    $147,154
  Menlo Worldwide
    Forwarding                  (14,026)      4,620      (47,579)    (11,980)
    Logistics                     6,101       8,644       25,312      31,827
    Other                         5,360       4,921       20,718      18,188
                             ----------- -----------  ----------- -----------
                                 (2,565)     18,185       (1,549)     38,035
                             ----------- -----------  ----------- -----------
  CNF Other                         565        (863)      (2,357)     (3,369)
                             ----------- -----------  ----------- -----------
                                $56,011     $54,022     $191,437    $181,820
                             =========== ===========  =========== ===========

ITEMS AFFECTING COMPARABILITY OF OPERATING INCOME (LOSS) FOR THE PERIODS
  PRESENTED:

Con-Way Transportation
  Services -
    Net gain from the
      sale of a property        $    -      $    -      $     -     $  8,675
Menlo Worldwide -
  Forwarding -
    Restructuring charge         (7,800)         -        (7,800)         -
    Net gains from payments
      under the Air
      Transportation Safety
      and System Stabilization
      Act                            -           -         7,230       9,895
    Loss for the resolution
      of a hazardous materials
      violation case                 -           -        (6,500)         -
    Express Mail settlement          -        5,715           -        5,715
  Logistics -
    Net gain from a contract
      termination                    -           -            -        1,850
CNF Other -
  Loss from uncollectible
    non-trade receivables            -           -            -       (3,595)
  Net gain from the sale
    of a property                    -           -            -        2,367
                             ----------- -----------  ----------- -----------
Total                            $(7,800)    $5,715      $(7,070)    $24,907
                             =========== ===========  =========== ===========


                                CNF INC.
                        CONDENSED BALANCE SHEETS
                         (Dollars in thousands)


                                         December 31,      December 31,
                                            2003               2002
ASSETS                                   -----------       -----------
  Current assets                          $1,318,022        $1,268,488
  Property, plant and
    equipment, net                           997,455         1,015,354
  Other assets                               435,718           455,919
                                         -----------       -----------
    Total Assets                          $2,751,195        $2,739,761
                                         ===========       ===========

LIABILITIES AND SHAREHOLDERS' EQUITY
  Current liabilities                       $804,425          $873,054
  Long-term debt, guarantees
    and capital leases                       536,314           557,610
  Other long-term liabilities
    and deferred credits                     466,649           466,099
  Preferred stock -
    subsidiary trust                         125,000           125,000
  Shareholders' equity                       818,807           717,998
                                         -----------       -----------
    Total Liabilities and
      Shareholders' Equity                $2,751,195        $2,739,761
                                         ===========       ===========